EXHIBIT 23.3

                          INDEPENDENT AUDITOR'S CONSENT



We consent to the incorporation by reference in this Registration Statement of Watson Pharmaceuticals, Inc. on Form S-8 of our report dated February 6, 1997, (except for Note 12, as to which the date is March 7, 1997) relating to the consolidated financial statements of Somerset Pharmaceuticals, Inc. and subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period then ended, appearing in the Annual Report on Form 10-K of Watson Pharmaceuticals, Inc. for the year ended December 31, 1996.





/s/ DELOITTE & TOUCHE LLP


Deloitte & Touche LLP
Pittsburgh, Pennsylvania
October 7, 1997